Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2019 Financial Results

Menlo Park, Calif. – May 3, 2019 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its first quarter ended March 31, 2019, as attached.

During the first quarter of 2019, the Company announced that it commenced its Early Access Program of the Sequel II System and the SMRT Cell 8M chip with five early access sites. All five early access sites successfully tested the new Sequel II System across a wide variety of customer samples with positive results, and all five sites have since purchased their initial Sequel II Systems. On April 24, 2019, the Company announced the commercial launch of the Sequel II System, and has begun installing Sequel II Systems at additional customer sites.

On November 1, 2018, the Company entered into an Agreement and Plan of Merger with Illumina, Inc. (“Illumina”) and FC Ops Corp., a wholly-owned subsidiary of Illumina (the “Merger Agreement”) pursuant to which Illumina will acquire the Company for $8.00 per share of the Company’s common stock in an all-cash transaction and FC Ops Corp. will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Illumina. Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including expiration or termination of any waiting periods applicable to the consummation of the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-U.S. jurisdictions.  The Merger has been notified to the United States Federal Trade Commission (“FTC”) and to the Competition and Markets Authority of the United Kingdom (“CMA”). The Company and Illumina continue to expect the merger to be completed in mid-2019. During the three months ended March 31, 2019, the Company recognized approximately $5.7 million in operating expenses in connection with the Merger.

No Conference Call

Given the pending Merger with Illumina, management will not be hosting a conference call to discuss its financial results for the first quarter ended March 31, 2019 and does not expect to do so for future quarters.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the Early Access Program, the expected timing of commercial shipments of Sequel II Systems and SMRT Cell 8M products, the Merger Agreement and proposed merger with Illumina including the expected timing of the completion of the Merger, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Company’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended March 31,
	2019	2018
Revenue:
Product revenue	$13,457	$16,282
Service and other revenue	2,968	3,080
Total revenue	16,425	19,362
Cost of Revenue:
Cost of product revenue	8,618	9,019
Cost of service and other revenue	2,690	3,047
Total cost of revenue	11,308	12,066
Gross profit	5,117	7,296
Operating Expense:
Research and development	15,485	16,311
Sales, general and administrative	19,766	14,934
Total operating expense	35,251	31,245
Operating loss	(30,134)	(23,949)
Interest expense	(625)	(581)
Other income, net	435	351
Net loss	$(30,324)	$(24,179)
Basic and diluted net loss per share	$(0.20)	$(0.20)
Shares used in computing basic and diluted net loss per share	151,274	123,768

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2019	2018
Assets
Cash and investments	$82,872	$102,354
Accounts receivable	7,279	8,595
Inventory	19,650	17,878
Prepaid and other current assets	2,787	2,832
Property and equipment, net	33,613	34,073
Operating lease right-of-use assets, net	34,811	—
Long-term restricted cash	4,500	4,500
Other long-term assets	65	43
Total Assets	$185,577	$170,275

Liabilities and Stockholders' Equity
Accounts payable	$8,740	$6,736
Accrued expenses	11,158	12,823
Deferred service revenue	7,197	7,427
Operating lease liabilities	48,382	—
Notes payable	14,938	14,659
Deferred rent	—	13,765
Other liabilities	312	788
Financing derivative	—	16
Stockholders' equity	94,850	114,061
Total Liabilities and Stockholders' Equity	$185,577	$170,275